                                                Filed Pursuant to Rule 424(b)(7)
                                                Registration No. 333-37067


PRICING SUPPLEMENT NO. 7, dated July 10, 1998
This Pricing Supplement is used in reliance on Rule 434 under the Securities Act of 1933, as amended (the "Act"), and supplements the Prospectus dated October 24, 1997 and the Prospectus Supplement dated October 24, 1997. For purposes of
Section 10(a) of the Act, the final prospectus relating to the securities offered hereby consists of this Pricing Supplement, the Prospectus and the Prospectus Supplement and the documents incorporated therein by reference.


                                  $100,000,000
                    Developers Diversified Realty Corporation
                      7.50% Senior Notes Due July 15, 2018
                            of the Medium-Term Notes
                    Due 9 Months or More From Date of Issue


Principal Amount:               $100,000,000

Issue Price:                    100%

Original Issue Date:            July 15, 1998

Maturity Date:                  July 15, 2018

Interest Rate:                  7.50%

Interest Payment Dates:         May 15 and November 15

Form:                           Book Entry

Agents' Commission:             .750%

Agents' Capacity:               Principal

Net Proceeds to Company:        $99,250,000

Agents' Underwriting
  Commitments:                  Lehman Brothers Inc.               $ 25,000,000
                                Morgan Stanley & Co. Incorporated  $ 25,000,000
                                Goldman, Sachs & Co.               $ 25,000,000
                                BancAmerica Robertson Stephens     $ 25,000,000
                                                                   ------------
                                                     Total         $100,000,000

CUSIP:                          25159N AW5

In accordance with the terms of the Distribution Agreement dated October 24, 1997, among the Company and the Agents and the other agents named therein, the aggregate initial offering price of Medium-Term Notes authorized for issuance and sale thereunder and under the Prospectus and Prospectus Supplement, has been increased by $2 million in order to accommodate the sale of the Notes. The Agents have agreed to reimburse the Company for expenses incurred in connection with the offering of the Notes in an amount not to exceed $106,000.

This Pricing Supplement supplements the Prospectus and Prospectus Supplement with respect to both (1) the initial offering of Medium-Term Notes and (2) market-making transactions in Medium-Term Notes by the Agents.